CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
SKINHEALTH SYSTEMS INC.
SkinHealth Systems Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.    This Certificate of Amendment amends the provisions of the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on April 22, 2026 (the “Certificate of Incorporation”).
2.    Article IV of the Certificate of Incorporation is hereby amended to add the following language at the end of Section 4.1 Authorized Capital Stock:
Upon the effectiveness of this Certificate of Amendment (the “Amendment Effective Time”),
(i)     each 5 to 20 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), either issued and outstanding or held by the Corporation in treasury immediately prior to the Amendment Effective Time shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, without any further action by the Corporation or the holders thereof (the “Reverse Stock Split”), the exact ratio within such range to be determined by the Board of Directors of the Corporation (the “Board”) prior to the Amendment Effective Time and publicly announced by the Corporation;
(ii)     the par value of the Class A Common Stock following the Reverse Stock Split shall remain $0.0001 per share;
(iii)    no fractional shares shall be issued in connection with the Reverse Stock Split; and
(iv)    each certificate or book-entry position that immediately prior to the Amendment Effective Time represented shares of Class A Common Stock shall thereafter, automatically and without any action on the part of the Corporation or the holder thereof, represent that number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by such certificates or book-entry positions shall have been reclassified and combined, subject to the elimination of fractional share interests as described above. Each holder of a certificate that, immediately prior to the Amendment Effective Time, represented shares of Class A Common Stock shall be entitled to receive, upon the surrender of such certificate, a new certificate representing the number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by such surrendered certificate shall have been reclassified and combined.
3.    This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

4.    Prior to this Certificate of Amendment becoming effective, the Board determined that each 20 shares of Class A Common Stock issued and outstanding or held by the Corporation in treasury shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock.
5.    All other provisions of the Certificate of Incorporation shall remain in full force and effect.
6.    This Certificate of Amendment shall become effective as of 12:00 a.m. ET on the 14th day of October, 2026.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brenton L. Saunders, its Chairman of the Board, this 9th day of October, 2026.
SKINHEALTH SYSTEMS INC.
By: /s/ Brenton L. Saunders
Name: Brenton L. Saunders
Title: Chairman of the Board